Exhibit 4.2

2015 COMMON STOCK UNIT

SERIES B WARRANT AGREEMENT

THIS 2015 COMMON STOCK UNIT SERIES B WARRANT AGREEMENT (this “Agreement”) is dated February 3, 2015, between Gevo, Inc., a Delaware corporation (the “Company”), and the American Stock Transfer & Trust Company, LLC, acting as warrant agent (the “Warrant Agent”).

WHEREAS, the Company proposes to issue warrants (collectively, the “Warrants”) to acquire up to 33,250,000 shares, subject to adjustment as provided herein, of common stock, $0.01 par value (“Common Stock”), of the Company (collectively, the “Warrant Shares”);

WHEREAS, each Warrant shall represent the right to purchase from the Company, at an initial price of $0.20 per share (the “Exercise Price”), the number of shares specified on the certificates evidencing the Warrants (the “Warrant Certificates”); and

WHEREAS, American Stock Transfer & Trust Company, LLC is willing to serve as the Warrant Agent in connection with the issuance of Warrant Certificates and the other matters as provided herein.

NOW, THEREFORE, in consideration of the foregoing and for the purpose of defining the terms and provisions of the Warrants and the respective rights and obligations thereunder of the Company, the Warrant Agent and the record holders from time to time of the Warrants (each, a “Holder” and collectively, the “Holders”), the parties hereby agree as follows:

1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the city of New York are authorized or required by law or other government action to close.

“Closing Sale Price” means, for any security as of any date, the closing trade price for such security on The NASDAQ Capital Market, as reported by Bloomberg, or, if The NASDAQ Capital Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if The NASDAQ Capital Market is not the principal securities exchange or trading market for such security, the last closing trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as determined, in good faith, by the Board of Directors of the Company (the “Board”).

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“Date of Exercise” means the date on which the Holder shall have delivered to the Warrant Agent or the Company, as applicable, the Form of Election to Purchase (with the Warrant Shares Exercise Log attached to it), appropriately completed and duly signed, provided that, in the case of a Cash Exercise (as defined below), payment of the Exercise Price in accordance with Section 9 for the number of Warrant Shares so indicated by the Holder to be purchased is paid within two Trading Days of such date; provided, however, that if payment of the Exercise Price is not made within two Trading Days of such date, the Date of Exercise shall be one Trading Day following receipt of such payment by the Warrant Agent.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder.

“Expiration Date” means the date six months after the Initial Issuance Date.

“Initial Issuance Date” means February 3, 2015.

“Market Price” of a share of Common Stock on any date shall mean the arithmetic average of the Closing Sale Prices of the Common Stock for the five (5) consecutive Trading Days ending on the date immediately preceding the date of the Form of Election to Purchase.

“Person” means a corporation, association, partnership, limited liability corporation, organization, business, individual, government or political subdivision thereof or governmental agency.

“Trading Day” means (i) a day on which the shares of Common Stock are traded on The NASDAQ Global Select Market, The NASDAQ Global Market, The NASDAQ Capital Market, the New York Stock Exchange, NYSE MKT or other national securities exchange on which the shares of Common Stock are then listed or quoted, or (ii) if the shares of Common Stock are not listed on any such exchange or market, a day on which the shares of Common Stock are traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the shares of Common Stock are not listed on any such exchange or market or quoted on the OTC Bulletin Board, a day on which the shares of Common Stock are quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, that in the event that the shares of Common Stock are not listed or quoted as set forth in clause (i), (ii) or (iii) hereof, then Trading Day shall mean a Business Day.

2. Form of Warrant Certificates.

(a) The Warrant Certificates shall be issued in registered form only and shall be substantially in the form attached hereto as Exhibit A, shall be dated the date of issuance thereof (whether upon initial issuance, register of transfer, exchange or replacement) and shall not bear any restrictive legends. Warrant Certificates evidencing Warrants to purchase the number of shares of Common Stock specified on each Warrant Certificate shall be signed by, or bear the facsimile signature of, the Chief Executive Officer, President, Chief Financial Officer, any Vice President, Treasurer or Secretary of the Company. In the event the person whose facsimile signature has been placed upon any Warrant Certificate shall have ceased to serve in the capacity in which such person signed the Warrant Certificate before such Warrant Certificate is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

(b) Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant Certificate shall be invalid and of no effect and may not be exercised by the holder thereof. Such signature by the Warrant Agent upon any Warrant Certificate executed by the Company shall be conclusive evidence that such Warrant Certificate has been duly issued under the terms of this Agreement.

(c) Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of Warrant Certificates. Upon the initial issuance of the Warrant Certificates, the Warrant Agent shall issue and register the Warrant Certificates in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. The Company and the Warrant Agent may deem and treat the registered Holder of each Warrant Certificate as the absolute owner of the Warrants represented thereby for the purpose of any exercise thereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

(d) Registration of Transfers. The Warrant Agent shall register the transfer of any portion of a Warrant Certificate in the Warrant Register, upon surrender of the Warrant Certificate, with the Form of Assignment attached thereto duly completed and signed, to the Company at its address specified herein. Upon any such registration or transfer, a new Warrant Certificate substantially in the form attached hereto as Exhibit A (any such new Warrant Certificate, a “New Warrant Certificate”), evidencing the portion of the Warrant Certificate so transferred shall be issued to the transferee and a New Warrant Certificate evidencing the remaining portion of the Warrant Certificate not so transferred, if any, shall be issued to the transferring Holder. The delivery of the New Warrant Certificate by the Company to the transferee thereof shall be deemed to constitute acceptance by such transferee of all of the rights and obligations of a holder of a Warrant Certificate.

3. Term of Warrants. Warrants shall be exercisable by the registered Holder at any time and from time to time on or after the Initial Issuance Date to and including the Expiration Date. At 5:00 p.m., New York time on the Expiration Date, any portion of a Warrant not exercised prior thereto shall be and become void and of no value.

4. Exercise of Warrants and Delivery of Warrant Shares.

(a) A registered Holder may exercise the Warrants through a cashless exercise (a “Cashless Exercise”) pursuant to Section 4(b) below if, and only if, an effective registration statement is not then available for the issuance of the Warrant Shares. Except as set forth in Section 4(d) below, if an effective registration statement is available for the issuance of the Warrant Shares, a registered Holder may only exercise the Warrants through a cash exercise (a “Cash Exercise”).

(b) The Holder may effect a Cashless Exercise by delivering a duly executed Form of Election to Purchase to the Company indicating that the Holder wishes to effect a Cashless Exercise, upon which the Company shall issue, or cause to be issued, to the Holder the number of Warrant Shares determined as follows:

X = Y x (A-B)/A

where:	X = the number of Warrant Shares to be issued to the Holder;

Y = the number of Warrant Shares with respect to which the Warrant Certificates are being exercised;

A = the Market Price as of the Date of Exercise; and

B = the Exercise Price.

(c) At such times, and upon such representations and agreements, if applicable, upon delivery of a duly executed Form of Election to Purchase (with the Warrant Shares Exercise Log attached) to the Warrant Agent or the Company, as applicable, pursuant to the notice provision set forth in Section 13, and, in the case of a Cash Exercise, upon payment of the Exercise Price multiplied by the number of Warrant Shares that the Holder intends to purchase thereunder (which must be a whole number) in accordance with Section 9 (the “Aggregate Exercise Price”), the Company shall, within three Trading Days of the Date of Exercise, at the option of the Holder (i) to the extent that the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, cause its transfer agent to credit the aggregate Warrant Shares issuable upon such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian System, or (ii) if the transfer agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the Holder, or at the Holder’s instruction purusant to the Form of Election to Purchase, the Holder’s agent or designee, in each case pursuant to this clause (ii), sent by reputable overnight courier to the address specified in the applicable Form of Election to Purchase, a certificate, registered in the Company’s share register in the name of the Holder or its designee (as indicated in the applicable Form of Election to Purchase), for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise. Upon delivery of a duly executed Form of Election to Purchase as set forth above, the Holder, or any Person so designated by the Holder to receive Warrant Shares, shall be deemed to have become holder of record of such Warrant Shares as of the Date of Exercise of the relevant Warrant Certificate, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares (as the case may be). For so long as there is a then effective registration statement covering the issuance of the Warrant Shares or if a Holder effects a Cashless Exercise or a Market Price Cashless Exercise (as defined below), the Warrant Shares shall be issued free of all restrictive legends, and the Company shall, upon request of the Holder, if available, use commercially reasonable efforts to deliver Warrant Shares hereunder electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. If fewer than all Warrant Shares issuable upon exercise of the relevant Warrant Certificate are purchased on such Date of Exercise, then the Company will execute and deliver to the Holder or its assigns a New Warrant Certificate (dated the date thereof) evidencing the unexercised portion of the relevant Warrant Certificate.

(d) Further Cashless Exercise if Adjusted Market Price Less than Exercise Price. In addition to the rights set forth in Section 4(b) above, if, commencing on the 30th day subsequent to the date hereof through the Expiration Date, the Adjusted Market Price (as defined below) is less than the Exercise Price (as adjusted for stock splits, stock dividends, recapitalization and other similar events), then the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment thereof and in lieu of making a Cashless Exercise, elect instead to receive upon such exercise the “net number” of shares of Common Stock (the “Market Price Net Number”) determined according to the following formula (the “Market Price Cashless Exercise”):

    (i) Market Price Net Number = 100% of the difference between (A) the quotient of (1) the product of (a) the number of Warrants being exercised and (b) the Exercise Price (adjusted for stock splits, etc.) divided by (2) the Adjusted Market Price, and (B) the number of Warrants being exercised; provided, however, that in no event shall the Company issue more than one Warrant Share for each Warrant exercised pursuant to this Section 4(d).

    (ii) For purposes of this Section 4(d), “Adjusted Market Price” shall mean 90% of the arithmetic average of the sum of the five lowest per share volume weighted average prices for the 15 trading days on the Nasdaq Capital Market (or if not on the Nasdaq Capital Market, on the Company’s then principal trading market) immediately prior to the date of exercise.

The Holder may exercise the Warrant in part or full with respect to a Market Price Cashless Exercise pursuant to the provisions hereof by delivering a duly executed Form of Election to Purchase to the Company indicating that the Holder wishes to effect a Market Price Cashless Exercise; however, it may not sell on any day shares received under this Section 4(d) in excess of 12.5% of the aggregate trading volume for the Company’s Common Stock on the Nasdaq Capital Market (or if not on the Nasdaq Capital Market, on the Company’s then principal trading market) on that day. The Holder may avail itself of this Section 4(d) regardless of whether there is an effective registration statement covering the Warrants and the shares of Common Stock into which the Warrants are exercisable.

(e) A Holder shall not have the right to exercise any portion of the Warrants, pursuant to this Section 4 or otherwise, to the extent that after giving effect to the issuance of Warrant Shares or any other security otherwise deliverable pursuant to such exercise, as set forth on the applicable Form of Election to Purchase, such Holder

(together with such Holder’s affiliates (as defined in Rule 13e-3 of the rules promulgated under the Exchange Act, an “Affiliate”), and any other Persons acting as a group together with such Holder or any of such Holder’s Affiliates), would have Beneficial Ownership (as defined below) of more than 19.999% of the number of outstanding shares of Common Stock or any other class of equity security (other than an exempted security) that is registered pursuant to Section 12 of the Exchange Act (a “Class”) (the “19.999% Ownership Limitation”).

(f) Notwithstanding the provisions of subsection 4(e) above, during any period of time in which a Holder’s Beneficial Ownership of Common Stock or any other Class (excluding, for purposes of this calculation, the number of shares of Common Stock or any other Class issuable upon exercise of the Warrants and any other warrants issued contemporaneously with the Warrants) is less than 10%, a Holder shall not have the right to exercise any portion of the Warrants, pursuant to this Section 4 or otherwise, to the extent that after giving effect to the issuance of Warrant Shares or any other security otherwise deliverable pursuant to such exercise, as set forth on the applicable Form of Election to Purchase, such Holder (together with such Holder’s Affiliates and any other Persons acting as a group together with such Holder or any of such Holder’s Affiliates), would have Beneficial Ownership of more than 9.999% of the number of outstanding shares of Common Stock or any other Class (the “9.999% Ownership Limitation”).

(g) Notwithstanding the provisions of subsections 4(e) and (f) above, during any period of time in which a Holder’s Beneficial Ownership of Common Stock or any other Class (excluding, for purposes of this calculation, the number of shares of Common Stock or any other Class issuable upon exercise of the Warrants and any other warrants issued contemporaneously with the Warrants) is less than 5%, a Holder shall not have the right to exercise any portion of the Warrants, pursuant to this Section 4 or otherwise, to the extent that after giving effect to the issuance of Warrant Shares or any other security otherwise deliverable pursuant to such exercise, as set forth on the applicable Form of Election to Purchase, such Holder (together with such Holder’s Affiliates and any other Persons acting as a group together with such Holder or any of such Holder’s Affiliates), would have Beneficial Ownership of more than 4.999% of the number of outstanding shares of Common Stock or any other Class (the “4.999% Ownership Limitation”).

(h) For purposes of subsections 4(e) through (g) above, unless otherwise indicated, the number of shares of Common Stock or any other Class “Beneficially Owned” by a Holder and its Affiliates (and any other Persons acting as a group together with a Holder or any of such Holder’s Affiliates) shall include the number of shares of Common Stock or any other Class issuable upon exercise of the Warrants with respect to which such determination is being made, but shall exclude the number of shares of Common Stock or any other Class which would be issuable upon (i) exercise of the remaining, nonexercised portion of the Warrants beneficially owned by such Holder or any of its Affiliates (and any other Persons acting as a group together with such Holder or any of such Holder’s Affiliates) and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company exercisable for or convertible into Common Stock or any other Class that are subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of its Affiliates (and any other Persons acting as a group together with such Holder or any of such Holder’s Affiliates). Except as set forth in the preceding sentence, for purposes of subsections 4(e) through (g), Beneficial Ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by each Holder that the Company is not representing to any Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and each Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that a limitation contained in subsections 4(e) through (g) applies, the determination of whether the Warrants owned by a Holder are exercisable (in relation to other securities owned by such Holder together with its Affiliates (and any other Persons acting as a group together with such Holder or any of such Holder’s Affiliates)) and of which portion of the Warrants owned by such Holder is exercisable shall be in the sole discretion of such Holder, and the submission of a Form of Election to Purchase to the Warrant Agent or the Company, as applicable, shall be deemed to be such Holder’s determination of whether the Warrants owned by such Holder are exercisable (in relation to other securities owned by such Holder together with any of its Affiliates (and any other Persons acting as a group together with such Holder or any of such Holder’s Affiliates)) and of which portion of such Warrants are exercisable, in each case subject to the 19.999% Ownership Limitation, 9.999% Ownership Limitation or 4.999% Ownership Limitation, as applicable, and neither the Company nor the Warrant Agent shall have any obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of subsections 4(e) through (g), in determining the number of outstanding shares of Common Stock or any other Class, a Holder may rely on the number of outstanding shares of Common Stock or any other Class as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company setting forth the number of shares of Common Stock or such other Class outstanding. Upon the written or oral request of a Holder, the Company shall, within three Trading Days, confirm orally and in writing to the Holder the number of shares of Common Stock or any other Class then outstanding. In any case, the number of outstanding shares of Common Stock or any other Class shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Warrants, by the Holder or its Affiliates (and any other Persons acting as a group together with such Holder or any of such Holder’s Affiliates) since the date as of which such number of outstanding shares of Common Stock or any other Class was reported.

(i) A Holder, upon not less than 61 days’ prior notice to the Company, may increase either or both of the 4.999% Ownership Limitation and the 9.999% Ownership Limitation to any other percentage not in excess of the 19.999% Ownership Limitation. Any such increase will not be effective until the 61st day after such notice is delivered to the Company. A Holder may decrease either or both of the 4.999% Ownership Limitation and the 9.999% Ownership Limitation upon prior notice to the Company.

(j) The provisions of subsections 4(e) through (i) shall be construed and implemented in a manner otherwise than in strict conformity with their terms in order to correct any portion thereof which may be defective or inconsistent with the intended beneficial ownership limitations therein contained or to make changes or supplements necessary or desirable to properly give effect to such limitations. The limitations contained in subsections 4(e) through (i) shall apply to a successor holder of the Warrants.

5. Charges, Taxes and Expenses. Issuance and delivery of certificates for Warrant Shares shall be made without charge to the Holder for any issue or transfer tax, or transfer agent fee in respect of the issuance of such certificates, all of which taxes shall be paid by the Company; provided, however, that the Company shall not be obligated to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder. The Holder shall be responsible for all other tax liabilities that may arise as a result of holding or transferring any Warrant Certificate or receiving Warrant Shares upon exercise thereof.

6. Replacement of Warrant Certificate. If any Warrant Certificate is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution for such Warrant Certificate, a New Warrant Certificate, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. Applicants for a New Warrant Certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe.

7. Reservation of Warrant Shares. The Company covenants that it will at all times reserve and keep available out of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of all outstanding Warrants as herein provided, the number of Warrant Shares which are then issuable and deliverable upon the exercise of all outstanding Warrants (taking into account the adjustments and restrictions of Section 8). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized and issued, and be fully paid and nonassessable.

8. Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of each Warrant then outstanding are subject to adjustment from time to time as set forth in this Section 8.

(a) Stock Dividends and Splits. If the Company, (i) pays a stock dividend on its Common Stock, (ii) subdivides outstanding shares of Common Stock into a greater number of shares, or (iii) combines outstanding shares of Common Stock into a lesser number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b) Extraordinary Transactions. If, (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer by the Company is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property and, in each case, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the Company or the Successor Entity (as defined below) or an affiliate of the Successor Entity of such transaction (in any such case, an “Extraordinary Transaction”), then each Holder’s Warrants will become the right thereafter to receive, upon exercise of his or her Warrants, the same amount and kind of securities, cash or property as such Holder would have been entitled to receive upon the occurrence of such Extraordinary Transaction if it had been, immediately prior to such Extraordinary Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of the relevant Warrant (the “Alternate Consideration”) in lieu of Common Stock. The aggregate Exercise Price for each Warrant will not be affected by any such Extraordinary Transaction, but the Company shall apportion such aggregate Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in an Extraordinary Transaction, then each Holder, to the extent practicable, shall be given the same choice as to the Alternate Consideration it receives upon any exercise of his or her Warrant following such Extraordinary Transaction. In addition, at the request of each Holder, upon surrender of such Holder’s Warrant, any successor to the Company or surviving entity in such Extraordinary Transaction shall issue to such Holder a new warrant consistent with the foregoing provisions and evidencing the Holder’s right to purchase the Alternate Consideration for the aggregate Exercise Price upon exercise thereof. Each Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to an Extraordinary Transaction. Notwithstanding anything to the contrary, in the event of an Extraordinary Transaction other than one in which a Successor Entity that is a publicly traded corporation whose stock is quoted or listed for trading on an Eligible Market (as defined below) assumes a Holder’s Warrant such that the Warrant shall be exercisable for the publicly traded common stock of such Successor Entity, the Company or any Successor Entity shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Extraordinary Transaction, purchase such Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value (as defined below) of the remaining unexercised portion of such Warrant on the date of the consummation of such Extraordinary Transaction. As used herein, (A) “Black Scholes Value” means the value of the Holder’s Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on the Bloomberg Financial Markets (“Bloomberg”) determined as of the day of consummation of the applicable Extraordinary Transaction for pricing purposes and reflecting (1) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the closing of the applicable Extraordinary Transaction and the Expiration Date, (2) an expected volatility equal to the lesser of 40% or the 180-day volatility obtained from the HVT function on Bloomberg as of the Trading Day immediately following the public announcement of the applicable Extraordinary Transaction, (3) the underlying price per share used in such calculation shall be the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Extraordinary Transaction and (4) a remaining option time equal to the time between the date of the closing of the applicable Extraordinary Transaction and the Expiration Date; (B) “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity (as defined below)) formed by, resulting from or surviving any Extraordinary Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Extraordinary Transaction shall have been entered into; (C) “Eligible Market” means the NYSE MKT, The NASDAQ Capital Market, The NASDAQ Global Market, The NASDAQ Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing); and (D) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Extraordinary Transaction. For purposes of the foregoing, the value of any non-cash consideration in any Extraordinary Transaction will be determined in good faith by the Board or the Board of Directors of the Successor Entity.

(c) Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to paragraph (a) of this Section, the number of Warrant Shares that may be purchased upon exercise of each Warrant shall be increased or decreased proportionately, as the case may be, so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

(d) Calculations. All calculations under this Section 8 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable.

(e) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 8, the Company at its expense will reasonably promptly calculate such adjustment in accordance with the terms of this Agreement and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number of Warrant Shares or type of Alternate Consideration issuable upon exercise of each Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. The Company will reasonably promptly deliver to each Holder who makes a request in writing and to the Warrant Agent, a copy of each such certificate.

(f) Notice of Corporate Events. If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock (other than a dividend payable solely in shares of Common Stock) or (ii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to each Holder a notice describing the material terms and conditions of such dividend, distribution or transaction. Notwithstanding anything to the contrary in this Section 8(f), the failure to deliver any notice under this Section 8(f) or any defect therein shall not affect the validity of the corporate action required to be described in such notice. Until the exercise of its, his or her Warrant or any portion of such Warrant, a Holder shall not have nor exercise any rights by virtue of ownership of a Warrant as a stockholder of the Company (including without limitation the right to notification of stockholder meetings or the right to receive any notice or other communication concerning the business and affairs of the Company other than as provided in this Section 8(f)).

(g) Subsequent Equity Sales.

i. Except as provided in subsection (g)(iii) hereof, if and whenever the Company shall issue or sell, or is, in accordance with any of subsections (g)(ii)(l) through (g)(ii)(6) hereof, deemed to have issued or sold, any Additional Shares of Common Stock (as defined below) for no consideration or for a consideration per share less than the Exercise Price in effect immediately prior to the time of such issue or sale, then and in each such case (a “Trigger Issuance”) the then-existing Exercise Price shall be reduced as of the close of business on the effective date of the Trigger Issuance, to a price per share equal to (A) the aggregate consideration, if any, received or deemed to be received by the Company upon such Trigger Issuance, divided by (B) the number of Additional Shares of Common Stock issued or deemed issued in the Trigger Issuance, in each case, pursuant to subsections (g)(ii)(1) through (g)(ii)(6) below; provided, however, that in no event shall the Exercise Price, after giving effect to such Trigger Issuance, be greater than the then-existing Exercise Price. For purposes of this subsection (g), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this subsection (g), other than Exempt Issuances (as defined in subsection (g)(iii) hereof).

ii. For purposes of this subsection 8(g), the following subsections (g)(ii)(l) to (g)(ii)(6) shall also be applicable:

(1) Issuance of Rights or Options. In case at any time the Company shall in any manner grant (directly and not by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus (y) the aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Exercise Price in effect immediately prior to the time of the granting of such Options, then the total number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities.

Except as otherwise provided in subsection 8(g)(ii)(3), no adjustment of the Exercise Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

(2) Issuance of Convertible Securities. In case the Company shall in any manner issue (directly and not by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus (y) the aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Exercise Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities, provided that (a) except as otherwise provided in subsection 8(g)(ii)(3), no adjustment of the Exercise Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities and (b) no further adjustment of the Exercise Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Exercise Price have been made pursuant to the other provisions of Section 8(g).

(3) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subsection 8(g)(ii)(1) hereof, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subsections 8(g)(ii)(1) or 8(g)(ii)(2), or the rate at which Convertible Securities referred to in subsections 8(g)(ii)(1) or 8(g)(ii)(2) are convertible into or exchangeable for Common Stock shall change at any time (excluding changes under or by reason of provisions designed to protect against dilution), the Exercise Price in effect at the time of such event shall forthwith be readjusted to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the termination of any Option for which any adjustment was made pursuant to this Section 8(g) or any right to convert or exchange Convertible Securities for which any adjustment was made pursuant to this Section 8(g) (including, without limitation, upon the redemption or purchase for consideration of such Convertible Securities by the Company), the Exercise Price then in effect hereunder shall forthwith be changed to the Exercise Price which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

(4) Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the gross amount received by the Company therefor. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board. In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board.

(5) Record Date. In case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Exercise Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Exercise Price shall be adjusted pursuant to this Section 8(g) to reflect the actual payment of such dividend or distribution.

(6) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its wholly-owned subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof) shall be considered an issue or sale of Common Stock for the purpose of this Section 8(g).

iii. Exempt Issuance. Notwithstanding the foregoing, no adjustment will be made under this Section 8(g) in respect of an Exempt Issuance. For the purposes of the Warrants, “Exempt Issuance” means the issuance of (a) shares of Common Stock, Convertible Securities, restricted stock units, Options or common stock equivalents to employees, consultants officers or directors of the Company pursuant to any existing or future stock option, restricted stock, stock purchase or other equity compensation plan or arrangement, including, without limitation, employee inducement awards and deferred compensation arrangements, duly adopted for such purpose, by a majority of the non-employee members of the Board or a majority of the members of a committee of non-employee directors established for such purpose, and the issuance of Common Stock in respect of such Convertible Securities, restricted stock units, Options or common stock equivalents, (b) securities (including Common Stock and common stock equivalents) upon the exercise, conversion or exchange of securities (including Convertible Securities and Options, and including the issuance of Common Stock in full satisfaction of any interest or coupon make-whole payments due in connection therewith) issued and outstanding on the date hereof, including the Warrants, provided that such securities have not been amended since the date hereof to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities, (c) securities issued (including Options and Convertible Securities) or the filing of a registration statement by the Company in connection with or in accordance with any Shareholder Rights Agreement as may be entered into from time to time by the Company to implement a so-called poison pill as the same may be amended, supplemented or modified, (d) securities issued (i) pursuant to acquisitions of businesses, entities, rights or other assets, (ii) in connection with strategic transactions, including joint ventures, manufacturing, marketing or distribution arrangements or technology license, transfer or development arrangements, and (iii) pursuant to any equipment leasing or loan arrangement, credit financing or debt financing (and the issuance of Common Stock upon the exercise of such securities, if applicable), in each case, approved by the Board and not primarily for the purpose of raising capital, as determined in good faith by the Board, (e) securities issued to vendors, consultants and service providers of the Company as compensation or to settle bona fide trade liabilities, not to exceed an aggregate of $500,000 in any twelve month period, valued based on the Market Price of the securities on the date of issuance, (f) securities issued to WB Gevo, Ltd. or its affiliates pursuant to that certain Fee Letter, dated January 29, 2015, provided that the amount of the fee and the conversion price set forth therein are not amended after the date hereof, and (g) securities issued in a transaction described in Section 8(a) above.

(h) Dividends and Other Distributions. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction), except to the extent an adjustment was already made pursuant to Section 8(a) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Company shall reserve and put aside the maximum Distribution amount the Holder would have been entitled to receive if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the 19.999% Ownership Limitation) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the participation in such Distribution. Upon exercise of this Warrant, in whole or in part, the Company shall, contemporaneously with the delivery of the Warrant Shares, distribute to the Holder a pro rata portion of such Distribution based on the portion of the Warrant that has been exercised (provided, however, that to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding any limitations on exercise hereof, including without limitation, the 19.999% Ownership Limitation, the Holder shall not be entitled to participate in such Distribution at such time and to such extent (or to beneficially own any such Common Stock as a result of such Distribution to such extent) and such Distribution to such extent shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding any limitations on exercise hereof, including without limitation, the 19.999% Ownership Limitation, at which time or times the Holder shall be granted such Distribution (and any other Distributions declared or made on such initial Distribution or on any subsequent Distribution to be held similarly in abeyance) to the same extent as if there had been no such limitation).

(i) Purchase Rights. If at any time the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the 19.999% Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding any limitations on exercise hereof, including without limitation, the 19.999% Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or to beneficially own any such Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the any limitations on exercise hereof, including without limitation, the 19.999% Ownership Limitation, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation).

9. Payment of Exercise Price. In the event of a Cash Exercise, the Holder shall pay the Aggregate Exercise Price by paying, in lawful money of the United States, by wire transfer, certified check or bank draft payable to the order of the Warrant Agent (or as otherwise agreed to by the Company) delivered to the Warrant Agent together with the Form of Election to Purchase. A registered Holder may exercise the Warrants through a Cashless Exercise or a Market Price Cashless Exercise on the terms and subject to the conditions set forth in Section 4.

10. Holder not Deemed a Stockholder. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a Holder, shall not be entitled to vote or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in the Warrants be construed to confer upon the Holder, solely in such Person’s capacity as a Holder, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of the Warrants.

11. No Fractional Shares. No fractional shares will be issued in connection with any exercise of a Warrant. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the Market Price on the Date of Exercise.

12. Exchange Act Filings. The Holder agrees and acknowledges that it shall have sole responsibility for making any applicable filings with the U.S. Securities and Exchange Commission pursuant to Sections 13 and 16 of the Exchange Act as a result of its acquisition of any Warrant and the Warrant Shares and any future retention or transfer thereof.

13. Notices. Any and all notices or other communications or deliveries hereunder (including without limitation any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:00 p.m. (New York time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 5:00 p.m. (New York time) on any Trading Day, (c) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be:

if to the Company:

Gevo, Inc. 345

Inverness Drive South

Building C, Suite 310

Englewood, CO 80112

Attn: Chief Financial Officer

Facsimile No.: (303) 858-8431

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

4747 Executive Drive, Suite 1200

San Diego, CA 92121

Attn: Teri O’Brien, Esq.

Facsimile No.: (858) 458-3131

if to the Warrant Agent:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Attn: Corporate Trust Department

with copy (which shall not constitute notice) to:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Attn: General Counsel

if to the Holder:	to the address or facsimile number appearing on the Warrant Register or such other address or facsimile number as the Holder may provide to the Company in accordance with this Section 13.

14. Warrant Agent.

(a) The Company and the Warrant Agent hereby agree that the Warrant Agent will serve as an agent of the Company as set forth in this Agreement.

(b) The Warrant Agent shall not by any act hereunder be deemed to make any representation as to validity or authorization of the Warrants or the Warrant Certificates (except as to its countersignature thereon) or of any securities or other property delivered upon exercise of any Warrant, or as to the number or kind or amount of securities or other property deliverable upon exercise of any Warrant or the correctness of the representations of the Company made in such certificates that the Warrant Agent receives.

(c) The Warrant Agent shall not have any duty to calculate or determine any required adjustments with respect to the Exercise Price or the kind and amount of securities or other property receivable by Holders upon the exercise of Warrants, nor to determine the accuracy or correctness of any such calculation.

(d) The Warrant Agent shall not (i) be liable for any recital or statement of fact contained herein or in the Warrant Certificates or for any action taken, suffered or omitted by it in good faith in the belief that any Warrant Certificate or any other document or any signature is genuine or properly authorized, (ii) be responsible for any failure by the Company to comply with any of its obligations contained in this Agreement or in the Warrant Certificates, (iii) be liable for any act or omission in connection with this Agreement except for its own gross negligence or willful misconduct or (iv) have any responsibility to determine whether a transfer of a Warrant complies with applicable securities laws.

(e) The Warrant Agent is hereby authorized to accept instructions with respect to the performance of its duties hereunder from the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, or the Secretary or any Assistant Secretary of the Company and to apply to any such officer for written instructions (which will then be reasonably promptly given) and the Warrant Agent shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with the instructions of any such officer, except for its own gross negligence or willful misconduct, but in its discretion the Warrant Agent may in lieu thereof accept other evidence of such or may require such further or additional evidence as it may deem reasonable.

(f) The Warrant Agent may exercise any of the rights and powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys, agents or employees, provided reasonable care has been exercised in the selection and in the continued employment of any persons. The Warrant Agent shall not be under any obligation or duty to institute, appear in or defend any action, suit or legal proceeding in respect hereof, unless first indemnified to its satisfaction. The Warrant Agent shall promptly notify the Company in writing of any claim made or action, suit or proceeding instituted against or arising out of or in connection with this Agreement.

(g) The Company will take such action as may reasonably be required by the Warrant Agent in order to enable it to carry out or perform its duties under this Agreement.

(h) The Warrant Agent shall act solely as agent of the Company hereunder. The Warrant Agent shall only be liable for the failure to perform such duties as are specifically set forth herein.

(i) The Warrant Agent may consult with legal counsel satisfactory to it (who may be legal counsel for the Company), and the Warrant Agent shall incur no liability or responsibility to the Company or to any Holder for any action taken, suffered or omitted by it in good faith in accordance with the opinion or advice of such counsel.

(j) The Company agrees to pay to the Warrant Agent compensation for all services rendered by the Warrant Agent hereunder as the Company and the Warrant Agent may agree from time to time, and to reimburse the Warrant Agent for reasonable expenses incurred in connection with the execution and administration of this Agreement (including the reasonable compensation and expenses of its counsel), and further agrees to indemnify the Warrant Agent for, and hold it harmless against, any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on its part, arising out of or in connection with the acceptance and administration of this Agreement.

(k) The Warrant Agent, and any shareholder, director, officer or employee of the Warrant Agent, may buy, sell or deal in any of the Warrants or other securities of the Company or its Affiliates or become pecuniarily interested in transactions in which the Company or its Affiliates may be interested, or contract with or lend money to the Company or its Affiliates or otherwise act as fully and freely as though it were not the Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other Person.

(l) No resignation or removal of the Warrant Agent and no appointment of a successor warrant agent shall become effective until the acceptance of appointment by the successor warrant agent as provided herein. The Warrant Agent may resign its duties and be discharged from all further duties and liability hereunder (except liability arising as a result of the Warrant Agent’s own gross negligence or willful misconduct) after giving written notice to the Company. The Company may remove the Warrant Agent upon written notice, and the Warrant Agent shall thereupon in like manner be discharged from all further duties and liabilities hereunder, except as aforesaid. The Warrant Agent shall, at the Company’s expense, cause to be mailed (by first class mail, postage prepaid) to each Holder of a Warrant at such Holder’s last address as shown on the register of the Company maintained by the Warrant Agent a copy of said notice of resignation or notice of removal, as the case may be. Upon such resignation or removal, the Company shall appoint in writing a new warrant agent. If the Company fails to do so within a period of 30 days after it has been notified in writing of such resignation by the resigning Warrant Agent or after such removal, then the resigning Warrant Agent or the Holder of any Warrant may apply to any court of competent jurisdiction for the appointment of a new warrant agent. After acceptance in writing of such appointment by the new warrant agent, it shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Warrant Agent. Not later than the effective date of any such appointment, the Company shall give notice thereof to the resigning or removed Warrant Agent. Failure to give any notice provided for in this Section 14(l), however, or any defect therein, shall not affect the legality or validity of the resignation of the Warrant Agent or the appointment of a new warrant agent, as the case may be.

(m) Any corporation into which the Warrant Agent or any new warrant agent may be merged or converted or any corporation resulting from any consolidation to which the Warrant Agent or any new warrant agent shall be a party or any corporation to which the Warrant Agent transfers substantially all of its corporate trust business shall be a successor Warrant Agent under this Agreement without any further act, provided that such corporation (i) would be eligible for appointment as successor to the Warrant Agent under the provisions of Section 14(l) or (ii) is a wholly owned subsidiary of the Warrant Agent. Any such successor Warrant Agent shall promptly cause notice of its succession as Warrant Agent to be mailed (by first class mail, postage prepaid) to each Holder in accordance with Section 13.

15. Miscellaneous.

(a) Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the Company, the Warrant Agent and the Holders, and their respective successors and assigns. Subject to the preceding sentence, nothing in this Agreement shall be construed to give to any Person other than the Company, the Warrant Agent and the Holders any legal or equitable right, remedy or cause of action under this Agreement.

(b) Amendments and Waivers. The Company may, without the consent of the Holders, by supplemental agreement or otherwise, add to the covenants and agreements of the Company for the benefit of the Holders, or surrender any rights or power reserved to or conferred upon the Company in this Agreement; provided that, such changes or corrections shall not adversely affect the interests of Holders of then outstanding Warrants in any material respect. The Company may, with the consent, in writing or at a meeting, of the Holders of outstanding Warrants exercisable for two-thirds of the Warrant Shares, amend in any way, by supplemental agreement or otherwise, this Agreement and/or all of the outstanding Warrant Certificates; provided, however, that no such amendment shall adversely affect any Warrant differently than it affects all other Warrants, unless the Holder thereof consents thereto. The Warrant Agent shall at the request of the Company, and without need of independent inquiry as to whether such supplemental agreement is permitted by the terms of this Section 15(b), join with the Company in the execution and delivery of any such supplemental agreements, but shall not be required to join in such execution and delivery for such supplemental agreement to become effective.

(c) Choice of Law, etc. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the state of New York, without regard to the principles of conflicts of law thereof. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(d) Interpretation. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

(e) Severability. In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed by its authorized officer as of the date first indicated above.

GEVO, INC.

By:	/s/ Mike Willis
Name:	Mike Willis
Title:	Chief Financial Officer

[Signature Page to Warrant Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed by its authorized officer as of the date first indicated above.

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Warrant Agent

By:	/s/ Paula Caroppoli
Name:	Paula Caroppoli
Title:	Senior Vice President

[Signature Page to Warrant Agreement]

Exhibit A

EXERCISABLE ON OR AFTER FEBRUARY 3, 2015

AND ON OR BEFORE THE EXPIRATION DATE

No.	Warrant to Purchase Shares

Warrant Certificate

WARRANTS TO ACQUIRE COMMON STOCK OF GEVO, INC.

This Warrant Certificate certifies that                         , or registered assigns, is the registered holder of a Warrant (the “Warrant”) to acquire from Gevo, Inc., a Delaware corporation (the “Company”), the number of fully paid and non-assessable shares of Common Stock, $0.01 par value, of the Company (the “Common Stock”) specified above for consideration equal to the Exercise Price (as defined in the Warrant Agreement (as defined below)) per share of Common Stock. The Exercise Price and number of shares of Common Stock and/or type of securities or property issuable upon exercise of the Warrant are subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement. The Warrant evidenced by this Warrant Certificate shall not be exercisable after and shall terminate and become void as of 5:00 P.M., New York time, on August 3, 2015 (the “Expiration Date”).

The Warrant evidenced by this Warrant Certificate is part of a duly authorized issue of warrants expiring on the Expiration Date entitling the Holder hereof to receive shares of Common Stock, and is issued or to be issued pursuant to a Warrant Agreement dated February 3, 2015 (the “Warrant Agreement”), duly executed and delivered by the Company to American Stock Transfer & Trust Company, LLC, as warrant agent (the “Warrant Agent”, which term includes any successor warrant agent under the Warrant Agreement), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the Holders (“Holders” meaning, from time to time, the registered holders of the warrants issued thereunder). To the extent any provisions of this Warrant Certificate conflicts with any provision of the Warrant Agreement, the provisions of the Warrant Agreement shall apply. A copy of the Warrant Agreement may be obtained by the Holder hereof upon written request to the Company at 345 Inverness Drive South, Building C, Suite 310, Englewood, CO 80112, Attn: Chief Financial Officer. Capitalized terms not defined herein have the meanings ascribed thereto in the Warrant Agreement.

This Warrant may be exercised, in whole or in part, at any time on or after February 3, 2015 and on or before the Expiration Date, subject to the terms of the Warrant Agreement including, but not limited to, Section 4 thereof, by delivering the Form of Election to Purchase attached hereto properly completed and executed, together with payment of the Aggregate Exercise Price in accordance with Section 4 of the Warrant Agreement, if applicable. Each exercise must be for a whole number of Warrant Shares. In the event that upon any exercise of the Warrant evidenced hereby the number of shares of Common Stock acquired shall be less than the total number of shares of Common Stock which may be purchased pursuant to this Warrant, a new Warrant Certificate evidencing the unexercised portion of this Warrant shall be registered in the name of the Holder hereof or such Holder’s assignee.

The Warrant Agreement provides that upon the occurrence of certain events the Exercise Price set forth in this Warrant Certificate may, subject to certain conditions, be adjusted, and that upon the occurrence of certain events the number of shares of Common Stock and/or the type of securities or other property issuable upon the exercise of this Warrant shall be adjusted. No fractions of a share of Common Stock will be issued upon the exercise of this Warrant, but the Company will pay the cash value thereof determined as provided in the Warrant Agreement.

Warrant Certificates, when surrendered at the office of the Warrant Agent by the registered Holder thereof in person or by such Holder’s legal representative or attorney duly appointed and authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate the right to purchase a like number of Warrant Shares.

Each taker and holder of this Warrant Certificate, by taking or holding the same, consents and agrees that the holder of this Warrant Certificate when duly endorsed in blank may be treated by the Company, the Warrant Agent and all other persons dealing with this Warrant Certificate as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented hereby or the person entitled to the transfer hereof on the register of the Company maintained by the Warrant Agent, any notice to the contrary notwithstanding, provided that until such transfer on such register, the Company and the Warrant Agent may treat the registered Holder hereof as the owner for all purposes.

Except as otherwise set forth in the Warrant Agreement, this Warrant does not entitle any Holder to any of the rights of a stockholder of the Company.

This Warrant Certificate and the Warrant Agreement are subject to amendment as provided in the Warrant Agreement.

This Warrant Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Warrant Agent.

[The remainder of this page has been left intentionally blank.]

IN WITNESS WHEREOF, the undersigned have caused this Certificate to be executed as of the date set forth below.

GEVO, INC.

By:
Name:
Title:

DATED:

Countersigned: AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC as Warrant Agent

By:
Name:
Title:

Warrant Certificate

FORM OF ELECTION TO PURCHASE

To Gevo, Inc.:

In accordance with the Warrant Certificate enclosed with this Form of Election to Purchase, the undersigned hereby irrevocably elects to exercise the Warrant with respect to ______________ Warrant Shares in accordance with the terms of the Warrant Agreement.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

_____ a Cash Exercise;

_____ a Cashless Exercise (provided, however, that, pursuant to the Warrant Agreement, this form of exercise shall only be available if an effective registration statement is not available for the issuance of the Warrant Shares); or

_____ a Market Price Cashless Exercise

2. Payment of Exercise Price. In the event that the Holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the Holder shall pay the Aggregate Exercise Price, in lawful money of the United States, by wire transfer, in cash, by certified check or by bank draft payable to the order of the Company (or as otherwise agreed to by the Company) delivered to the Warrant Agent, together with any applicable taxes payable by the undersigned pursuant to the Warrant.

The undersigned requests that certificates for the shares of Common Stock issuable upon this exercise be issued in the name of

Name:

Address:

The undersigned requests delivery of the certificates:

_____ using DTC’s Fast Automated Securities Transfer Program, if available; or

_____ by overnight courier to the physical address specified above

Social Security or Tax I.D. No.:

Warrant Shares Exercise Log

Date	Number of Warrant Shares Available to be Exercised	Number of Warrant Shares Exercised	Number of Warrant Shares Remaining to be Exercised

FORM OF ASSIGNMENT

[To be completed and signed only upon transfer of Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto __________ the right represented by the within Warrant Certificate to purchase ______________ shares of Common Stock of Gevo, Inc. to which the within Warrant Certificate relates and appoints ________________attorney to transfer said right on the books of Gevo, Inc. with full power of substitution in the premises.

Dated:                             ,

(Signature must conform in all respects to name of holder

as specified on the front page of the Warrant Certificate)

Address of Transferee

In the presence of: